Exhibit 99.1
Contact: Roy L. Morrow (216) 383-4893
Roy_Morrow@lincolnelectric.com
LINCOLN ELECTRIC REPORTS RECORD
2007 SECOND QUARTER FINANCIAL RESULTS
•	Second Quarter sales increased 16.7% to $586.6 million

•	Second Quarter operating income increased 22.0%

•	Excluding non-recurring items in 2006, Second Quarter operating income increased 19.5%

•	Second Quarter net income increased 29.6% to $55.2 million

•	Excluding non-recurring items in 2006, Second Quarter adjusted net income increased 25.8% to $55.2 million

•	Diluted Earnings Per Share (EPS) for the quarter were $1.27 vs. $0.99, an increase of 28.3%

•	Excluding non-recurring items in 2006, Diluted EPS for the quarter were $1.27 vs. $1.02, an increase of 24.5%

•	First Half sales increased 17.0% to $1.14 billion

•	First Half operating income increased 25.9%

•	Excluding non-recurring items, First Half operating income increased 23.7%

•	First Half net income increased 30.1% to $103.2 million

•	Excluding non-recurring items, First Half adjusted net income increased 26.8% to $103.6 million

•	Diluted EPS for the First Half were $2.38 vs. $1.85, an increase of 28.6%

•	Excluding non-recurring items, Diluted EPS for the First Half were $2.39 vs. $1.91, an increase of 25.1%
     CLEVELAND, Ohio, U.S.A., July 26, 2007 — Lincoln Electric Holdings, Inc. (the “Company”) (NASDAQ: LECO) today reported that 2007 second quarter net income increased 29.6% to $55.2 million, or $1.27 per diluted share, on sales of $586.6 million, an increase of 16.7%. Net income in the comparable period of 2006 was $42.6 million, or $0.99 per diluted share, on net sales of $502.5 million. Operating income for the 2007 second quarter increased 22.0% to $75.4 million from $61.7 million in the comparable 2006 period. Net income for the 2006 second quarter includes charges of $1.3 million ($1.3 million after-tax, or $0.03 per diluted share) related to European rationalization actions. Excluding non-recurring items, adjusted net income increased 25.8% to $55.2 million, or $1.27 per diluted share in 2007 compared to $43.9 million or $1.02 per diluted share in 2006. The 2007 second quarter effective tax rate was 29.6% compared with 32.4% in 2006.
     “Our results highlight another quarter of strong sales, profits and cash flow. We are encouraged by these results despite ongoing slowing in several key market segments,” said John M. Stropki, Chairman and Chief Executive Officer. “We continue to benefit from our strategic investments in building a broad global manufacturing platform. I am also pleased with the initial impact of supply chain improvements recently enacted.”
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Lincoln Electric Reports Record 2007 Second Quarter Financial Results
     Sales for the Company’s North American operations were $363.8 million in the quarter versus $335.7 million in the comparable quarter last year, an increase of 8.4%. Export sales in the quarter increased 26.7% to $50.1 million from $39.6 million in 2006.
     Sales at Lincoln subsidiaries outside North America increased to $222.8 million in the second quarter, compared with $166.8 million in the year ago quarter. In local currencies, international subsidiaries’ sales increased 20.4%.
     Net income for the first half of 2007 increased 30.1% to $103.2 million, or $2.38 per diluted share. This compares with net income of $79.4 million in the same period last year, or $1.85 per diluted share. Operating income for the first half increased 25.9% to $143.7 million from $114.1 million in the 2006 period. Net income for the first half of 2007 and 2006 includes non-recurring charges related to European rationalization actions of $0.4 million ($0.4 million after-tax, or $.01 per diluted share) and $2.3 million ($2.3 million after-tax, or $0.06 per diluted share), respectively. Excluding non-recurring items, adjusted net income increased 26.8% to $103.6 million, or $2.39 per diluted share in 2007 compared to $81.7 million, or $1.91 per diluted share in 2006.
     Sales in the first half of 2007 increased 17.0%, to $1,135.7 million from $970.9 million in the 2006 comparable period. The Company’s North American operations had sales of $709.6 million in 2007, compared with $655.9 million for the same period in 2006, an increase of 8.2%. Export sales increased 39.0% to $97.6 million, compared with $70.2 million in the comparable 2006 period. Lincoln operations outside of North America had sales of $426.1 million, an increase of 35.3% over prior year sales of $315.0 million. In local currencies, sales for the Company’s international operations increased 21.3%.
     Net cash provided by operating activities was $107.5 million for the first half of 2007, compared with $57.3 million for the first half of 2006. During the first half of 2007, the Company repaid $40.0 million of outstanding debt under its Senior Unsecured Notes and paid $18.8 million in dividends. The Company’s Board of Directors declared a quarterly cash dividend of $0.22, which was paid on July 13, 2007 to holders of record as of June 29, 2007.
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Lincoln Electric Reports Record 2007 Second Quarter Financial Results
     Lincoln Electric is the world leader in the design, development and manufacture of arc welding products, robotic arc-welding systems, plasma and oxyfuel cutting equipment and has a leading global position in the brazing and soldering alloys market. Headquartered in Cleveland, Ohio, Lincoln has 35 manufacturing locations, including operations, manufacturing alliances and joint ventures in 19 countries and a worldwide network of distributors and sales offices covering more than 160 countries. For more information about Lincoln Electric, its products and services, visit the Company’s Website at http://www.lincolnelectric.com.
     The Company’s expectations and beliefs concerning the future contained in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect management’s current expectations and involve a number of risks and uncertainties. Actual results may differ materially from such statements due to a variety of factors that could adversely affect the Company’s operating results. The factors include, but are not limited to: the effectiveness of operating initiatives; currency exchange and interest rates; adverse outcome of pending or potential litigation; possible acquisitions; market risks and price fluctuations related to the purchase of commodities and energy; global regulatory complexity; and the possible effects of international terrorism and hostilities on the Company or its customers, suppliers and the economy in general. For additional discussion, see “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.
     A conference call to discuss second quarter 2007 results is scheduled for today, Thursday, July 26, 2007 at 10:00 a.m. Eastern Time. An audio webcast of the call is accessible through the Investor page on the Company’s Web site at http://www.lincolnelectric.com.
#2007-0726#

Lincoln Electric Holdings, Inc.
Financial Highlights
(amounts in thousands, except per share data)
(Unaudited)

Consolidated	Three Months Ended June 30,				Fav (Unfav) to Prior Year
Statements of Income	2007	% of Sales	2006	% of Sales	$	%
Net sales	$586,638	100.0%	$502,510	100.0%	$84,128	16.7%
Cost of goods sold	417,970	71.2%	356,043	70.9%	(61,927)	(17.4%)

Gross profit	168,668	28.8%	146,467	29.1%	22,201	15.2%
Selling, general & administrative expenses	93,317	16.0%	83,436	16.6%	(9,881)	(11.8%)
Rationalization charges	—	0.0%	1,292	0.2%	1,292	100.0%

Operating income	75,351	12.8%	61,739	12.3%	13,612	22.0%
Interest income	1,699	0.3%	1,400	0.3%	299	21.4%
Equity earnings in affiliates	3,677	0.6%	2,160	0.4%	1,517	70.2%
Other income	580	0.1%	176	0.0%	404	229.5%
Interest expense	(2,786)	(0.4%)	(2,438)	(0.5%)	(348)	(14.3%)

Income before income taxes	78,521	13.4%	63,037	12.5%	15,484	24.6%
Income taxes	23,272	4.0%	20,418	4.0%	(2,854)	(14.0%)

Net income (1)	$55,249	9.4%	$42,619	8.5%	$12,630	29.6%

Reconciliation of Net Income as Reported to Adjusted
Net Income Excluding Non-recurring Items:

	Three Months Ended June 30,		Change
	2007	2006	$	%
Net income as reported (1)	$55,249	$42,619	$12,630	29.6%
Non-recurring items:
European rationalization charges (after-tax)	—	1,292	(1,292)	(100.0%)

Adjusted net income excluding non-recurring items (2)	$55,249	$43,911	$11,338	25.8%

Basic earnings per share	$1.29	$1.00	$0.29	29.0%
Non-recurring items (1)	—	0.03	(0.03)	(100.0%)

Basic earnings per share excluding non-recurring items (2)	$1.29	$1.03	$0.26	25.2%

Diluted earnings per share	$1.27	$0.99	$0.28	28.3%
Non-recurring items (1)	—	0.03	(0.03)	(100.0%)

Diluted earnings per share excluding non-recurring items (2)	$1.27	$1.02	$0.25	24.5%

Weighted average shares (basic)	42,947	42,514
Weighted average shares (diluted)	43,461	43,008

(1)	Net income includes charges related to European rationalization actions of $1,292 ($1,292 after-tax) for the three months ended June 30, 2006.

(2)	Adjusted net income excluding non-recurring items and basic and diluted earnings per share excluding non-recurring items, non-GAAP financial measures, are presented as management believes these financial measures are important to investors to evaluate and compare the Company’s financial performance from period to period. Management uses this information in assessing and evaluating the Company’s underlying operating performance.

Lincoln Electric Holdings, Inc.
Financial Highlights
(amounts in thousands, except per share data)
(Unaudited)

Consolidated	Six Months Ended June 30,				Fav (Unfav) to Prior Year
Statements of Income	2007	% of Sales	2006	% of Sales	$	%
Net sales	$1,135,681	100.0%	$970,904	100.0%	$164,777	17.0%
Cost of goods sold	808,797	71.2%	694,371	71.5%	(114,426)	(16.5%)

Gross profit	326,884	28.8%	276,533	28.5%	50,351	18.2%
Selling, general & administrative expenses	182,837	16.2%	160,107	16.5%	(22,730)	(14.2%)
Rationalization charges	396	0.0%	2,341	0.2%	1,945	83.1%

Operating income	143,651	12.6%	114,085	11.8%	29,566	25.9%
Interest income	3,149	0.3%	2,594	0.2%	555	21.4%
Equity earnings in affiliates	5,155	0.5%	2,524	0.2%	2,631	104.2%
Other income	1,044	0.1%	549	0.1%	495	90.2%
Interest expense	(5,513)	(0.5%)	(4,839)	(0.5%)	(674)	(13.9%)

Income before income taxes	147,486	13.0%	114,913	11.8%	32,573	28.3%
Income taxes	44,237	3.9%	35,545	3.6%	(8,692)	(24.5%)

Net income (1)	$103,249	9.1%	$79,368	8.2%	$23,881	30.1%

Reconciliation of Net Income as Reported to Adjusted
Net Income Excluding Non-recurring Items:

	Six Months Ended June 30,		Change
	2007	2006	$	%
Net income as reported (1)	$103,249	$79,368	$23,881	30.1%
Non-recurring items:
European rationalization charges (after-tax)	396	2,341	(1,945)	(83.1%)

Adjusted net income excluding non-recurring items (2)	$103,645	$81,709	$21,936	26.8%

Basic earnings per share	$2.41	$1.87	$0.54	28.9%
Non-recurring items (1)	0.01	0.06	(0.05)	(83.3%)

Basic earnings per share excluding non-recurring items (2)	$2.42	$1.93	$0.49	25.4%

Diluted earnings per share	$2.38	$1.85	$0.53	28.6%
Non-recurring items (1)	0.01	0.06	(0.05)	(83.3%)

Diluted earnings per share excluding non-recurring items (2)	$2.39	$1.91	$0.48	25.1%

Weighted average shares (basic)	42,895	42,397
Weighted average shares (diluted)	43,407	42,874

(1)	Net income includes charges related to European rationalization actions of $396 ($396 after-tax) and $2,341 ($2,341 after-tax) for the six months ended June 30, 2007 and 2006, respectively.

(2)	Adjusted net income excluding non-recurring items and basic and diluted earnings per share excluding non-recurring items, non-GAAP financial measures, are presented as management believes these financial measures are important to investors to evaluate and compare the Company’s financial performance from period to period. Management uses this information in assessing and evaluating the Company’s underlying operating performance.

Lincoln Electric Holdings, Inc.
Financial Highlights
(amounts in thousands)
(Unaudited)
Balance Sheet Highlights
Selected Consolidated
Balance Sheet Data

	June 30,	December 31,
	2007	2006
Cash and cash equivalents	$147,981	$120,212
Total current assets	945,260	829,410
Net property, plant and equipment	404,062	389,518
Total assets	1,550,424	1,394,579

Total current liabilities	352,412	338,288
Short-term debt	12,381	47,134
Long-term debt	112,422	113,965
Total shareholders’ equity	964,245	852,976
Net Operating Working Capital

	June 30,	December 31,
	2007	2006
Trade accounts receivable	$360,945	$298,993

Inventory	375,127	351,144

Trade accounts payable	160,722	142,264

Net operating working capital	$575,350	$507,873

Net operating working capital % to net sales	26.9%	25.8%

Total Debt

	June 30,	December 31,
	2007	2006
Short-term debt	$12,381	$47,134
Long-term debt	112,422	113,965

Total debt	124,803	161,099
Equity	964,245	852,976

Total	$1,089,048	$1,014,075

Total debt/capitalization	11.5%	15.9%
Return on invested capital	21.4%	19.9%

Lincoln Electric Holdings, Inc.
Financial Highlights
(amounts in thousands, except per share data)
(Unaudited)
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30,
	2007	2006
OPERATING ACTIVITIES:
Net income	$103,249	$79,368

Adjustments to reconcile net income to net cash provided by operating activities:
Rationalization charges	396	2,341
Depreciation and amortization	25,833	22,985
Equity earnings of affiliates, net	(3,987)	(1,591)
Other non-cash items, net	(10,690)	2,478
Changes in operating assets and liabilities net of effects from acquisitions:
Increase in accounts receivable	(53,759)	(55,800)
Increase in inventories	(12,236)	(49,428)
Increase in accounts payable	14,529	27,824
Contributions to pension plans	(10,395)	(16,397)
Increase in accrued pensions	1,025	8,637
Net change in other current assets and liabilities	52,511	38,740
Net change in other long-term assets and liabilities	976	(1,827)

NET CASH PROVIDED BY OPERATING ACTIVITIES	107,452	57,330

INVESTING ACTIVITIES:
Capital expenditures	(29,640)	(32,261)
Acquisition of businesses, net of cash acquired	(4,414)	(95)
Proceeds from sale of property, plant and equipment	201	641

NET CASH USED BY INVESTING ACTIVITIES	(33,853)	(31,715)

FINANCING ACTIVITIES:
Net change in borrowings	(35,972)	(4,973)
Proceeds from exercise of stock options	5,062	8,952
Tax benefit from the exercise of stock options	2,736	3,051
Cash dividends paid to shareholders	(18,825)	(16,077)

NET CASH USED BY FINANCING ACTIVITIES	(46,999)	(9,047)

Effect of exchange rate changes on cash and cash equivalents	1,169	852

INCREASE IN CASH AND CASH EQUIVALENTS	27,769	17,420
Cash and cash equivalents at beginning of year	120,212	108,007

Cash and cash equivalents at end of period	$147,981	$125,427

Cash dividends paid per share	$0.44	$0.38